Exhibit 99.1

For Immediate Release

First Hawaiian Appoints Ravi Mallela CFO and Treasurer

Honolulu, Hawaii July 25, 2018 – First Hawaiian, Inc. (NASDAQ:  FHB), the parent company of First Hawaiian Bank, announced today that it has appointed Ravi Mallela Chief Financial Officer and Treasurer of First Hawaiian, Inc. and First Hawaiian Bank.

Ravi Mallela, First Hawaiian, Inc. and First Hawaiian Bank CFO and Treasurer

“Ravi Mallela joins us as CFO just as our bank is about to celebrate our 160th year of doing business in Hawaii,” said Bob Harrison, First Hawaiian Bank chairman and CEO said.  “He brings to our senior management team a depth of knowledge and corporate finance expertise that we will leverage and build upon as we move forward with our strategic plans for the bank. We also want to thank President and COO Eric Yeaman, for stepping in to serve as acting CFO as we conducted our nationwide search.”

Ravi Mallela plans to join First Hawaiian, Inc. and First Hawaiian Bank in September.  Mallela joins First Hawaiian, Inc. and First Hawaiian Bank from First Republic Bank, where he served as Senior Vice President, Head of Finance and Treasury.  In that role, he managed the bank’s functions of Corporate Treasury, Financial Planning and Analysis, Investment Operations and Monitoring, Cash Management, and Capital and Liquidity Stress Testing.  He has extensive corporate finance experience in balance sheet management, credit risk, income and expense forecasting, and strategic planning.

First Hawaiian, Inc. (NASDAQ:FHB) is a bank holding company headquartered in Honolulu, Hawaii. Its principal subsidiary, First Hawaiian Bank, founded in 1858 under the name Bishop & Company, is Hawaii’s oldest and largest financial institution with branch locations throughout Hawaii, Guam and Saipan. The company offers a comprehensive suite of banking services to consumer and commercial customers including deposit products, loans, wealth management, insurance, trust, retirement planning, credit card and merchant processing services. Customers may also access their accounts through ATMs, online and mobile banking channels. For more information about First Hawaiian, Inc., visit the Company’s website, www.fhb.com.

Investor Relations Contact: Kevin Haseyama, CFA (808) 525-6268 khaseyama@fhb.com	Media Contact: Susan Kam (808) 525-6254 skam@fhb.com